Exhibit 99.1

July 11, 2005                    Steven F. Nicola
CFO, Secretary & Treasurer
412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES THE COMPLETION OF THE ACQUISITION OF MILSO INDUSTRIES

PITTSBURGH, PA, July 11, 2005 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced that it has completed the purchase of the assets of Milso Industries (“Milso”). Matthews initially announced on May 31, 2005 the signing of the definitive agreement for the purchase, which was contingent upon regulatory approval under the Hart-Scott-Rodino Act (“HSR”). Milso will operate as a wholly-owned subsidiary of Matthews and will be reported as part of the Company’s Casket Division. Harry Pontone has been named as President of Matthews’ Casket Division, which includes both the Milso and York casket products.

Milso reported revenues of approximately $85 million in 2004 and has in excess of 400 employees nationwide. The Company intends to continue to actively use the brand names of both York and Milso.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.